EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Jeffrey Weaver
President and Chief Executive Officer
(972) 931-5311

SP Bancorp, Inc. and SharePlus Federal Bank Complete Stock Offering and Conversion

Plano, Texas, October 29, 2010 –  SP Bancorp, Inc. (the “Company”), the holding company for SharePlus Federal Bank, a federal savings bank headquartered in Plano, Texas (the “Bank”), announced that on October 29, 2010 it completed its offering of common stock in connection with the Bank’s mutual-to-stock conversion.  Shares of the Company are expected to begin trading on November 1, 2010 on the NASDAQ Capital Market under the symbol “SPBC.”

In the offering, the Company sold 1,725,000 shares of common stock at $10.00 per share. Of the 1,725,000 shares sold, 1,264,500 shares were sold in the subscription and community offering, and 460,500 shares were sold in the syndicated community offering.

The Bank’s ESOP is authorized to purchase up to 138,000 shares of common stock. The ESOP purchased 67,750 of those shares in the offering. Of the remaining 70,250 shares, it is expected that the ESOP will purchase up to 17,850 shares at any time once trading in the common stock begins, and up to 52,400 shares no sooner than six months after completion of the offering.

For questions related to the offering, please contact the Conversion Center at either (972) 407-3641 or (800) 387-1024.  Stock certificates will be processed promptly after the closing of the transaction.

The subscription offering and community offering were managed by Sandler O’Neill & Partners, L.P., and Sandler O’Neill & Partners, L.P. acted as sole book-running manager for the syndicated community offering.  Luse Gorman Pomerenk & Schick, P.C. acted as counsel to the Company and the Bank.

This press release contains forward-looking statements about the offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes  that could adversely affect the business in which SP Bancorp, Inc. and SharePlus Federal Bank are engaged.

The shares of common stock offered are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.  A registration statement (including a prospectus and a prospectus supplement) relating to the common stock has been filed with the Securities and Exchange Commission. This press release is not an offer to sell or a solicitation of an offer to buy common stock.  The offer is made only by the prospectus and the prospectus supplement of SP Bancorp, Inc. forming part of the registration statement.

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